Exhibit 16.1

May 11, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Re: Greenhouse Holdings, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K/A dated March 11, 2010, of Greenhouse Holdings, Inc. (formerly Custom Q, Inc.) (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K/A.

Yours very truly,

/s/ M&K CPAS, PLLC